As filed with the Securities and Exchange Commission on July 20, 2021

Registration No. 333-253718

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement No. 333-253718

UNDER

THE SECURITIES ACT OF 1933

KNOLL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3873847 (IRS Employer Identification No.)

1235 Water Street

East Greenville, PA 18041

(215) 679-7991

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jacqueline H. Rice

Knoll, Inc.

1235 Water Street

East Greenville, PA 18041

Telephone: (215) 679-7991

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with a copy to:

Adam O. Emmerich

Jenna E. Levine

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Automatic Shelf Registration Statement on Form S-3 (the “Registration Statement”) filed by Knoll, Inc., a Delaware corporation (the “Company”), and is being filed to withdraw and remove from registration the securities of the Company that had been registered but not issued under the Registration Statement:

1.	Registration Statement on Form S-3 (File No. 333-253718), originally filed with the U.S. Securities and Exchange Commission on March 1, 2021 registering 10,680,358 shares of the Company’s common stock, par value $0.01, at a proposed maximum offering price per share of $16.56.

On July 19, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of April 19, 2021 (the “Merger Agreement”), among Herman Miller, Inc., a Michigan corporation (“Parent”), Heat Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, and that certain Stock Purchase Agreement, dated as of April 19, 2021 (the “Purchase Agreement”) by and between Furniture Investments Acquisitions S.C.S., a common limited partnership (société en commandite simple) and Parent, (x) Parent acquired all of the outstanding shares of the Company’s preferred stock and (y) Merger Sub merged with and into the Company, with the Company being the surviving corporation and a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement and the Purchase Agreement, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Greenville, State of Pennsylvania, on July 20, 2021.

KNOLL, INC.

By:	/s/ Jeffrey M. Stutz
	Name:	Jeffrey M. Stutz
	Title:	Treasurer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.